Exhibit 4.2
Execution Version
FIRST SUPPLEMENTAL INDENTURE TO
AMENDED AND RESTATED BOND INDENTURE (SERIES 2011)
This FIRST SUPPLEMENTAL INDENTURE to amended and restated bond indenture (SERIES 2011) dated as of July 26, 2019 (this “Amendment”), made pursuant to Section 9.01 of the Indenture (as defined below), is between HARRIS COUNTY INDUSTRIAL DEVELOPMENT CORPORATION (the “Issuer”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee (the “Trustee”), and amends that certain Amended and Restated Bond Indenture dated as of August 19, 2014 relating to the Harris County Industrial Development Corporation Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2011 (as amended, restated, extended, supplemented, modified and otherwise in effect from time to time, the “Indenture”) between the Issuer and the Trustee. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Indenture.
RECITALS
WHEREAS, pursuant to Section 9.01A of the Indenture, the parties hereto have agreed, with consent of the Borrower and the Bondholders, on the terms and conditions set forth herein, to extend the initial Purchase Date of the Initial LIBOR Term Indexed Mode and to make certain amendments to the Indenture in connection therewith; and
WHEREAS, Section 9.01 of the Indenture authorizes the Issuer and the Trustee to modify or amend the Indenture from time to time upon receipt of the written consent of each Credit Facility Provider (if a Credit Facility is in effect or any amount is owing thereto), each Liquidity Facility Provider, if any, the Bondholder Representative, and each Holder of an Outstanding Bond;
WHEREAS, no Credit Facility or Liquidity Facility is presently in effect; and no amounts are presently owed to any Credit Facility Provider;
NOW THEREFORE, in consideration of the mutual agreements contained in the Indenture and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
§1.    Amendments to the Indenture. Effective as of the Amendment Effective Date (as defined below):

(a)Section 1.01 of the Indenture is hereby amended by adding the following definition in the appropriate alphabetical order:

“First Amendment Effective Date” means July 26, 2019.
(b)Section 1.01 of the Indenture is hereby amended by deleting the definition of “Margin Rate Factor” in its entirety.

(c)The definition of “Applicable Factor” in Section 1.01 of the Indenture is hereby amended by replacing the reference to “70%” therein to “81%”.

(d)The definition of “LIBOR Index” in Section 1.01 of the Indenture is hereby restated in its entirety as follows:

“LIBOR Index” as of any LIBOR Index Reset Date means the rate per annum equal to the London Interbank Offered Rate, as published on the applicable Bloomberg screen page (or other commercially available source providing such quotations as may be designated by the Bondholder Representative or, if none, the Calculation Agent from time to time) (any such rate, the “LIBOR Screen Rate”) at or about 11:00 a.m., London time, on the second Business Day prior to such date for U.S. Dollar deposits with a term of one month commencing on such LIBOR Index Reset Date. Notwithstanding the foregoing, if (a) the Bondholder Representative or, if none, the Calculation Agent determines that (i) U.S. Dollar deposits are not being offered to banks in the London interbank market for U.S. Dollar deposits for an interest period extending from one LIBOR Index Reset Date to the next LIBOR Index Reset Date, (ii) adequate and reasonable means do not exist for determining the LIBOR Index for any such interest period, other than for a reason described in the immediately following clause (iii), or (iii) adequate and reasonable means do not exist for determining the LIBOR Index for any such interest period because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or (iv) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Bondholder Representative or Calculation Agent has made a public statement identifying a specific date after which the London Interbank Offered Rate or the LIBOR Index shall no longer be made available, or used for determining the interest rate of loans, (b) the Holders of not less than a majority in aggregate principal amount of the Bonds at the time Outstanding determine that for any reason the LIBOR Index for any such interest period does not result in a rate that adequately and fairly reflects the cost to such Holders of holding the Bonds for such interest period, or (c) any Holder determines that any applicable law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for the Bonds to bear interest at a function of the LIBOR Index, or to determine or charge interest rates based upon the LIBOR Index, or any governmental authority has imposed material restrictions on the authority of such Holder to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank market (any event described in clause (a)(i), (a)(ii), (b) or (c) of this sentence, a “Disruption Event,” and any event described in clause (a)(iii) or (a)(iv) of this sentence, a “Discontinuation Event”), then the “LIBOR Index” shall mean an alternate rate that will result in interest on the Bonds that fairly reflects the costs to Holders of holding the Bonds for such interest period as reasonably determined by the Calculation Agent, until, in the case of a Disruption Event, such time as the Bondholder Representative, the Calculation Agent or the Holders of not less than a majority in aggregate principal amount of the Bonds at the time Outstanding, as applicable, reasonably determine that the applicable Disruption Event no longer subsists. If the LIBOR Rate shall at any time be less than zero, such rate shall be deemed zero for purposes of this Bond Indenture.
(e)The definition of “LIBOR Index Rate” in Section 1.01 of the Indenture is hereby restated in its entirety as follows:

“LIBOR Index Rate” for any day in any Interest Payment Period in a LIBOR Term Indexed Mode means a per annum rate determined from time to time and equal to (x) the product of (a) the quotient from dividing (i) the LIBOR Index as of the LIBOR Index Reset Date on which such Interest Payment Period begins by (ii) one less the Reserve Percentage and (b) the Applicable Factor, plus (y) the Applicable Spread during such Interest Payment Period (such Applicable Spread to be determined in accordance with Section 2.07 for any Interest Period after the first Interest Period in the Initial LIBOR Term Indexed Mode); provided, however, that the LIBOR Index Rate shall never exceed 135% of the LIBOR Index plus the Applicable Spread or equal or be less than 65% of the LIBOR Index plus the Applicable Spread.
(f) The definition of “Taxable Rate Factor” in Section 1.01 of the Indenture is hereby restated in its entirety as follows:

“Taxable Rate Factor” has the meaning stated in the Bondholder Agreement, which is 1.2658 as of the First Amendment Effective Date, provided that no change in the Taxable Rate Factor shall occur unless and until the Trustee receives written notice thereof from the Bondholder Representative.
(g)Section 2.07(B) of the Indenture is hereby amended by adding the following new second sentence immediately following the first sentence therein:

On the First Amendment Effective Date, the initial Purchase Date for the Bonds in the Initial LIBOR Term Indexed Mode shall be extended and amended from the first Business Day on or after August 19, 2019 to the first Business Day on or after August 19, 2024.
For the avoidance of doubt, effective on the Amendment Effective Date, the initial Interest Period in the Initial LIBOR Term Index Mode shall remain in effect and shall extend to the first Business Day on or after August 19, 2024, unless sooner terminated in accordance with the provisions of the Indenture.
(h)Section 11.07(2) of the Indenture is hereby amended by restating the notice information for the Borrower in its entirety as follows:

(2)	Borrower:
HFOTCO LLC
1201 South Sheldon Road
Houston, TX 77015
Attention:           Alisa Perkins, Vice President and Treasurer
Telephone:         918-524-8130
Email:   APerkins@SEMGROUPCORP.COM
with a copy to:
SemGroup Corporation
Attention:  General Counsel
6120 S. Yale Avenue
Suite 1500
Tulsa, OK 74136
Email: SLindberg@SEMGROUPCORP.COM”
§2.    Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent or concurrent (the date of satisfaction of such conditions, the “Amendment Effective Date”):

(a)    Each party hereto shall have received a counterpart of this Amendment duly executed and delivered by the other party hereto and written consent to this Amendment by the Borrower.
(b)    The parties hereto shall have received a copy of a fully executed corresponding amendment to the Bondholder Agreement, which shall include therein the consent of the Bondholder Representative and the Bondholders to this Amendment and a direction to the Trustee to execute this Amendment.
(c)    The Trustee shall have received favorable written opinions from Bond Counsel (i) in form and substance satisfactory to the Trustee, (ii) dated the Amendment Effective Date, (iii) addressed to the Trustee, (iv) to the effect that this Amendment has been duly authorized, executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms (subject to customary exceptions regarding enforceability), (v) to the effect that this Amendment and the corresponding amendment to the Bondholder Agreement will not adversely affect the validity of the Bonds under state law or the exclusion from gross income of interest on the Bonds for federal income tax purposes, (vi) to the effect that this Amendment and the corresponding amendment to the Bondholder Agreement are permitted under the Indenture, including but not limited to Section 9.01 A of the Indenture and (vii) covering such other customary matters as the Trustee may reasonably request.
§3.    Miscellaneous Provisions.

§3.1.    Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Indenture and the Bonds shall remain the same, all of which are expressly ratified and confirmed. This Amendment is not intended to, and shall not, extinguish any indebtedness represented by the Indenture or the Bonds. It is declared and agreed by each of the parties hereto that the Indenture, as amended hereby, shall continue in full force and effect, and that the Indenture and this Amendment shall be read and construed as one instrument.

§3.2.    THIS AMENDMENT IS A CONTRACT MADE UNDER THE LAWS OF THE STATE OF TEXAS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH SUCH LAWS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SAID STATE.

§3.3.    The Trustee accepts the amendment to the Indenture as set forth in this Amendment and agrees to perform the duties of the Trustee upon the terms and conditions set forth herein and in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Issuer, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution of this Amendment by the Issuer or the sufficiency of this Amendment and makes no representation with respect thereto.

§3.4.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original; and all such counterparts, or as many of them as the Issuer and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

§3.5.    The Issuer represents and warrants to the Trustee that this Amendment has been duly and validly executed and delivered by the Issuer and constitutes its legal, valid, and binding obligation, enforceable against the Issuer in accordance with its terms and that the Recitals are true and accurate.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

HARRIS COUNTY INDUSTRIAL
DEVELOPMENT CORPORATION, as Issuer

By /s/ Peter Jordan
Peter Jordan, President

[Signature Page to First Supplemental Indenture (Series 2011)]

THE BANK OF NEW YORK MELLON
TRUST COMPANY, NATIONAL
ASSOCIATION, as Trustee

By /s/ Patricia Barbarino
Authorized Representative

[Signature Page to First Supplemental Indenture (Series 2011)]

Consented to by:

HFOTCO LLC
By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture (Series 2011)]